CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 12 to the Registration Statement on Form N-4, 333-179335 RiverSource® RAVA 5 Advantage® Variable Annuity/RiverSource® RAVA 5 Select® Variable Annuity/RiverSource® RAVA 5 Access® Variable Annuity (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013) of our report dated April 18, 2019 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 19, 2019 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in Post-Effective Amendment 12 to the Registration Statement on Form N-4, 333-186220. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2019